    As filed with the Securities and Exchange Commission on January 9, 1997
                                                     Registration No. __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             _____________________

                         PROSOFT I-NET SOLUTIONS, INC.
               (Exact Name of Issuer as Specified in Its Charter)

            NEVADA                                               87-0448639
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)
                               7100 KNOTT AVENUE
                         BUENA PARK, CALIFORNIA  90620
                                 (714) 562-8282
         (Address and Telephone Number of Principal Executive Offices)
                             ______________________

                           PROSOFT DEVELOPMENT, INC.
                             1996 STOCK OPTION PLAN
                           PRO-SOFT DEVELOPMENT CORP.
                             1996 STOCK OPTION PLAN
                            (Full Title of the Plan)
                             _____________________

                               ERIC W. RICHARDSON
                               7100 KNOTT AVENUE
                         BUENA PARK, CALIFORNIA  90620
                                 (714) 562-8282
(Name, Address and Telephone Number, including Area Code, of Agent For Service)

=================================================================================================
                                  CALCULATION OF REGISTRATION FEE
=================================================================================================
TITLE OF SECURITIES          AMOUNT TO BE   PROPOSED MAXIMUM      PROPOSED MAXIMUM    AMOUNT OF
TO BE REGISTERED              REGISTERED     OFFERING PRICE          AGGREGATE       REGISTRATION
                                              PER SHARE(1)         OFFERING PRICE        FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value
  $.001 per share.........      1,792,500         $18               $32,265,000         $9,778
=================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and based on the average of the bid and ask prices of the Common Stock of Prosoft I-Net Solutions, Inc. on January 6, 1997.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, which have been previously filed by Prosoft I-Net Solutions, Inc. ("Company") with the Securities and Exchange Commission ("Commission"), are hereby incorporated herein by reference:

               (a) The Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended ("1933 Act"), and containing audited financial statements for the Company for the period ended July 31, 1996;

               (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") since July 31, 1996; and

               (c) The description of the Company's Common Stock which is contained in the Registration Statement filed by the Company under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All reports, proxy statements and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not Applicable.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL

          Not Applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

     The Company's Restated Articles of Incorporation provide that the Company shall indemnify any director or officer of the Company in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. The Company is also required to pay any expenses incurred by a director or officer in defending the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Company's Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

     The Company's Bylaws generally require the Company to indemnify, as well as to advance expenses, to its directors and its officers to the fullest extent permitted by Nevada Law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Company. The Company has also entered into indemnification agreements with its directors and officers which similarly provide for the indemnification and advancement of expenses by the Company.

     The Company maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable.

ITEM 8.   EXHIBITS

          5.1       Opinion of Hewitt & McGuire, LLP

          23.1      Consent of Ernst & Young LLP

          23.2      Consent of Kelly & Co.

          23.3      Consent of Hewitt & McGuire, LLP (included in Exhibit 5.1)

          24.1      Power of Attorney (contained on Signature Page)

ITEM 9.   UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total value of securities offered would not exceed that which is registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on January 6, 1997.


                              PROSOFT I-NET SOLUTIONS, INC.,
                              a Nevada corporation


                              By:   /s/ KEITH D. FREADHOFF
                                    -------------------------
                                    Keith D. Freadhoff
                                    Chairman of the Board and
                                    Chief Executive Officer

                               POWER OF ATTORNEY

          Each person whose signature appears below authorizes Keith P. Freadhoff and Eric W. Richardson, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments) to the Registration Statement and to file the same with Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                         Title                        Date
-------------------------   ----------------------------------   ---------------
/s/ KEITH D. FREADHOFF      Chairman of the Board and Chief      January 6, 1997
-------------------------   Executive Officer (principal
Keith D. Freadhoff          executive officer)


/s/ DONALD L. DANKS         President and Director               January 6, 1997
-------------------------
Donald L. Danks


/s/ BROOKS A. CORBIN        Chief Financial Officer              January 6, 1997
-------------------------   (principal
Brooks A. Corbin            accounting officer)


                            Director                             January __, 1997
-------------------------
William E. Richardson

                                 EXHIBIT INDEX
                                 -------------

Exhibit Number                        Exhibit
--------------                        -------
    5.1               Opinion of Hewitt & McGuire, LLP
   23.1               Consent of Ernst & Young LLP
   23.2               Consent of Kelly & Co.
   23.3               Consent of Hewitt & McGuire, LLP (included in Exhibit 5.1)
   24.1               Power of Attorney (contained on Signature Page)